UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

ENTORIAN TECHNOLOGIES INC.

(Exact name of Registrant as specified in its charter)

Delaware	56-2354935
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

8900 Shoal Creek Blvd.

Austin, TX 78757

Telephone: (512) 454-9531

(Address, Including Zip Code, and Telephone Number,

Including Area Code, of Registrant’s Principal Executive Offices)

Entorian Technologies Inc. 2003 STOCK OPTION PLAN

(Full title of the plan)

Stephanie Lucie

Senior Vice President, General Counsel and Corporate Secretary

Entorian Technologies Inc.

8900 Shoal Creek Blvd.

Austin, TX 78757

(512) 454-9531

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “accelerated filer”, “larger accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, par value $0.001 per share	3,500,000 shares	$1.08	$3,780,000	$148.56

(1)	The securities to be registered include options to acquire Common Stock.

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the 2003 Stock Option Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(3)	Estimated in accordance with Rule 457(h) solely for purposes of calculating the registration fee on the basis of $1.08, which is based on the average of the high and low prices of Entorian Technologies Inc. Common Stock reported on the NASDAQ Global Market on May 8, 2008, 2008.

ENTORIAN TECHNOLOGIES INC.

REGISTRATION STATEMENT ON FORM S-8

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registration Information and Employee Plan Annual Information.*

*	This Registration Statement relates to 3,500,000 shares of Common Stock, $.001 par value per share, of Entorian Technologies Inc. (the “Company”), reserved for issuance under the Company’s 2003 Stock Option Plan (the “Option Plan”). On March 12, 2004, the Company filed an initial Registration Statement on Form S-8 (No. 333-113555) to register 5,202,604 shares reserved for issuance under the Option Plan. On August 11, 2005, the Company filed a Registration Statement on Form S-8 (No. 333-127435) to register an additional 2,000,000 shares reserved for issuance under the Option Plan. On March 14, 2008, the Company filed a Registration Statement on Form S-8 (No. 333-149732) to register an additional 500,000 shares reserved for issuance under the Option Plan. The contents of such Registration Statements are incorporated by reference, except as set forth below.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

Entorian Technologies Inc. (the “Company” or the “Registrant”) hereby incorporates by reference in this Registration Statement the following documents and information previously filed with the Commission:

(1) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the United States Securities and Exchange Commission (the “Commission”) on March 14, 2008;

(2) All other reports filed by the Registrant pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Registrant’s Annual Report on Form 10-K referred to in (1) above;

(3) The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed on January 20, 2004 under the Exchange Act; and

All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Stephanie Lucie, Senior Vice President, General Counsel and Corporate Secretary of the Registrant, will pass upon the validity of the issuance of the securities offered hereby for the Company. Ms. Lucie is an employee of the Company. As of May 9, 2008, Ms. Lucie directly held 17,529 shares of Common Stock of the Company and options to purchase 390,085 shares of Common Stock, all of which are exercisable within the next 60 days.

Item 6.	Indemnification of Directors and Officers.

Section 102(b) of the Delaware General Corporation Law authorizes a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach or alleged breach of the director’s “duty of care.” While this statute does not change directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The statute has no effect on a director’s duty of loyalty or liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, illegal payment of dividends or stock redemptions or repurchases, or for any transaction from which the director derives an improper personal benefit. As permitted by the statute, the Registrant has adopted provisions in its certificate of incorporation that eliminate to the fullest extent permissible under Delaware law the personal liability of its directors to the Registrant and its stockholders for monetary damages for breach or alleged breach of their duty of care. The Registrant’s certificate of incorporation eliminates the personal liability of each of its directors for monetary damages resulting from any breach of his fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law regarding unlawful dividends, stock purchases and redemptions; or

•	for any transaction from which the director derived an improper personal benefit.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other individuals against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

The Registrant’s certificate of incorporation provides that the Registrant shall, to the fullest extent permitted by the Delaware General Corporation Law, as it may be amended and supplemented from time to time, indemnify each director and officer whom it shall have power to indemnify under such law against any expenses, liabilities, or other matters referred to in or covered by the Delaware General Corporation Law.

The Registrant’s bylaws provide that:

•

the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions where indemnification is not permitted by applicable law;

•

the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights conferred in the bylaws are not exclusive.

In addition, the Registrant has entered into indemnity agreements with each of its current directors and executive officers, which may, in some cases, be broader than the indemnification provisions set forth under Delaware law. These agreements provide for the advancement of our directors and executive officers for all expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were agents of the Registrant. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

The Registrant also has obtained directors’ and officers’ insurance to cover its directors, officers and some of the Registrant’s employees for liabilities, including liabilities under securities laws.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description of Documents

4.1	Certificate of Ownership and Merger, filed with Form 8-K (File No. 000-50553) dated February 27, 2008 and incorporated herein by reference

4.2	Amended and Restated Bylaws of Entorian Technologies Inc., filed with Form 10-Q (File No. 000-50553) dated May 14, 2008 and incorporated herein by reference

Exhibit Number	Description of Documents

5.1	Opinion of Stephanie Lucie, Senior Vice President, General Counsel and Secretary of the Company dated April 21, 2006, with respect to the legality of the Common Stock being registered

10.1	Entorian Technologies Inc. Amended and Restated 2003 Stock Option Plan (incorporated by reference to Form 8-K (File No. 000-50553) dated April 17, 2008)

23.1	Consent of Stephanie Lucie (included in Exhibit 5)

23.2	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney (included as part of the signature page of this Registration Statement)

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under “Item 6 – Indemnification of Directors and Officers” above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on this 14th day of May 2008.

ENTORIAN TECHNOLOGIES INC.

By	/s/ Stephanie Lucie
Stephanie Lucie
Senior Vice President, General Counsel and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Stephanie Lucie and W. Kirk Patterson and each of them, as his true and lawful attorney-in-fact and agent with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Wayne R. Lieberman Wayne R. Lieberman	President, Chief Executive Officer and Director (principal executive officer)	May 14, 2008

/s/ W. Kirk Patterson W. Kirk Patterson	Senior Vice President and Chief Financial Officer (principal accounting and financial officer)	May 14, 2008

/s/ Joseph C. Aragona Joseph C. Aragona	Chairman of the Board of Directors	May 14, 2008

/s/ Kevin P. Hegarty Kevin P. Hegarty	Director	May 14, 2008

/s/ Clark W. Jernigan Clark W. Jernigan	Director	May 14, 2008

/s/ Joseph A. Marengi Joseph A. Marengi	Director	May 14, 2008

/s/ A. Travis White A. Travis White	Director	May 14, 2008

EXHIBIT INDEX

Exhibit Number	Description of Documents

4.1	Certificate of Ownership and Merger, filed with Form 8-K (File No. 000-50553) dated February 27, 2008 and incorporated herein by reference

4.2	Amended and Restated Bylaws of Entorian Technologies Inc., filed with Form 10-Q (File No. 000-50553) dated May 14, 2008 and incorporated herein by reference

5.1	Opinion of Stephanie Lucie, Senior Vice President, General Counsel and Secretary of the Company dated March 14, 2008, with respect to the legality of the Common Stock being registered

10.1	Entorian Technologies Inc. Amended and Restated 2003 Stock Option Plan (incorporated by reference to Form 8-K (File No. 000-50553) dated April 17, 2008)

23.1	Consent of Stephanie Lucie (included in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney (included as part of the signature page of this Registration Statement)